UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 09, 2018

12 RETECH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-201319	38-3954047
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Unit B, 22/F, Times Tower

391-407 Jaffe Road

Wan Chai, Hong Kong

Tel: 852-6072-0269

(Address of principal executive offices, including Zip Code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01

On January 4, 2018 the Company received a letter from the United States Securities and Exchange Commission (“SEC”) stating that the Public Company Audit Oversight Board (“PCAOB”) had revoked the registration of our auditors, Anthony Kam & Associates, Limited (“AKAM”).

AKAM had not been the Company’s certifying accountant at the time of the filing of the previous audited financials as part of our Form 10-K Annual Report filed on May 23, 2017, which was completed by KL & J Associates, L.P. (“KLJ”) which firm is still in good standing with the PCAOB. AKAM has not certified any of our financials; so though it was appointed an auditor, it has not done any audit work. The Company was required under the regulations to replace the Company’s certifying auditor, KLJ, after completion of the Company’s acquisition of 12 Hong Kong Limited. See Form 8-K dated October 2, 2017. On January 9, 2018 the Company sent a termination letter to AKAM effective immediately.

Prior to receipt of this letter from the SEC, Management, under direction of the Board of Directors, had already been interviewing other potential candidates to be the Company’s PCAOB registered auditing firm. The decision by the Board to interview for a new auditor was not a result of any disagreement with our then current (now prior) auditors either AKAM or KLJ.

Management believes this SEC letter and change of PCAOB Auditors will not hinder the Company’s ability to timely file its ongoing reports. Our fiscal year end was changed on September 12, 2017 (See Form 8-K filed on September 13, 2017) from a November 30 to a December 31 year end and therefore we intend to file our Form 10-K Annual Report for the period ended December 31, 2017 on or before April 15, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2018

12 Retech Corporation

/s/ Angelo Ponzetta
By:	Angelo Ponzetta
Its:	Chief Executive Officer